Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Reaches Target Enrollment in EVIZON ™ Phase II Trial (MSI-1256F-209) in Age-Related Macular Degeneration

Plymouth Meeting, PA -- June 8, 2005, -- Genaera Corporation (NASDAQ: GENR) today announced it has reached the target enrollment for its third U.S. Phase II clinical trial in "wet" age-related macular degeneration (AMD). The Company has enrolled 100 patients in a multi-center, randomized, double-masked, controlled, U.S. Phase II clinical trial (MSI-1256F-209) with EVIZON™ (squalamine lactate) for the treatment of choroidal neovascularization associated with AMD. EVIZON is a systemically delivered anti-angiogenic drug being developed to treat AMD.

MSI-1256F-209 is the largest of Genaera's three Phase II studies. It will evaluate the safety and efficacy of EVIZON in all subtypes of wet AMD over a two-year period and is designed to run concurrently with Phase III trials. This Phase II study will evaluate two dose levels of EVIZON (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months.

"Completing enrollment in Trial 209 is an important accomplishment in our ongoing development and commercialization plan for EVIZON," commented Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. "Based on clinical trial results reported thus far, we are encouraged as we move further into this long-term trial and cornerstone of our Phase II clinical program. Analyses from the 209 Trial will be used to coordinate our Phase III activities including determining the final sample size. We remain confident Phase III trials will begin this quarter."

Other Ongoing Clinical Trials

Genaera is currently conducting two additional Phase II trials of EVIZON in wet AMD at multiple sites throughout the United States. Recently, the U.S. Food and Drug Administration (FDA) selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

MSI-1256F-208 is a Phase II trial designed to evaluate the effects of three different doses of EVIZON (10 mg, 20 mg or 40 mg) with initial concomitant Visudyne® (QLT Inc., Vancouver, Canada) treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered EVIZON before and after photodynamic therapy with Visudyne. The multi-center, randomized, controlled, double-masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months follow-up for each patient. Enrollment in this trial is closed.

MSI-1256F-207 is a Phase II pharmacokinetic and safety trial that will evaluate 18 patients with AMD at three different doses of EVIZON (10 mg, 20 mg or 40 mg) over four months. In this multi-center, open-label, parallel group study, EVIZON is administered intravenously at three doses, once weekly for four weeks, and followed out to month 4 with no retreatment. Depending on their response, patients may continue to receive EVIZON as needed for up to one additional year in a separate study (MSI-1256F-211). Enrollment in this trial is closed.

For information about participation in future EVIZON clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a first-in-class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. AMD occurs in two types: the "dry" form and the more severe "wet" form. Approximately 25 to 30 million people are affected globally with at least one form of AMD and this number is expected to triple over the next 25 years. Wet AMD is generally bilateral and caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form, is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that clinical trials for Genaera's product candidates, including trials of EVIZON described above, may be delayed or may not be successful; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.